INVESTMENT SUB-ADVISORY AGREEMENT

By and Among

Thrivent Financial for Lutherans

and

Thrivent Series Fund, Inc.

and

Goldman Sachs Asset Management, L.P.

INVESTMENT SUBADVISORY AGREEMENT, made as of the 29th day of April, 2005, (the “Effective Date”) by and among Thrivent Financial for Lutherans, a fraternal benefit society organized and existing under the laws of the State of Wisconsin (“Adviser”), Thrivent Series Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota (“Fund”), and Goldman Sachs Asset Management, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Sub-adviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the 10th day of April, 2002 (“Advisory Agreement”) with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of the Thrivent Partner Mid Cap Value Portfolio (“Portfolio”), a separate series of the Fund; and

WHEREAS, Sub-adviser is engaged principally in the business of rendering investment supervisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Fund and Adviser desire to retain Sub-adviser as sub-adviser to furnish certain investment advisory services to Adviser and the Portfolio and Sub-adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I.	Appointment. (A) Adviser hereby appoints Sub-adviser as its investment Sub-adviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Sub-adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

II.

Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Sub-adviser to render investment advisory services hereunder, Adviser shall so notify Sub-adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If

Sub-adviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder.

III.	Duties of Sub-adviser.

A.	Sub-adviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Portfolio, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested. Sub-adviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Directors of the Fund (the “Board”), (2) the Fund’s Articles and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Sub-adviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time. In accordance with Section VII, Sub-Adviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio’s account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions. Without limiting the generality of the foregoing, Fund and Adviser further authorize Sub-adviser to open brokerage and similar accounts and execute documents, indemnities and representation letters in the name of and binding against and on behalf of the Fund and the Adviser for all purposes necessary or desirable, in the Sub-adviser’s judgment, to effectuate the services provided by Sub-adviser under this Agreement.

B.	Sub-adviser shall have no responsibility with respect to maintaining custody of the Portfolio assets. Sub-adviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio (“Custodian”) or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Sub-adviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.	Unless Adviser advises Sub-adviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Sub-adviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, pursuant to its internal proxy voting policies and procedures, and shall not be required to seek instructions from the Adviser or the Fund. Sub-adviser shall further respond to all corporate action matters incident to the securities held in the Portfolio, other than shelf registrations and proofs of claim in bankruptcy or class action cases.

D.	Upon reasonable request of Custodian and/or Fund, Sub-adviser shall provide assistance in connection with the Fund or Adviser’s determination of the fair value of securities in the Portfolio for which market quotations are not readily available. Sub-adviser shall have no independent responsibility for fair value determinations relating to securities in the Portfolio.

E.	In the performance of its duties hereunder, Sub-adviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or the Adviser.

F.	The Sub-adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the portion of the Fund’s assets with respect to which the Sub-Adviser provides investment advice.

G.	The Sub-adviser is prohibited from consulting with any other sub-adviser of the Fund, if any, or the subadviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act.

IV.	Compensation. For the services provided pursuant to this Agreement, Sub-adviser shall receive an investment management fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Sub-adviser on or before the 10th day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V.	Expenses. During the term of this Agreement, Sub-adviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Fund or the Adviser hereunder. The Fund shall assume and shall pay all brokers’ and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Portfolio is a party.

VI.	Duties of Adviser. Adviser has furnished Sub-adviser with copies of each of the following documents and will furnish to Sub-adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)	The by-laws of the Fund as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)	Certified resolutions of the Board authorizing the appointment of Adviser and Sub-adviser and approving the form of the Advisory Agreement and this Agreement;

(4)	The Fund’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Portfolio and its shares and all amendments thereto (“Registration Statement”);

(5)	The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Portfolio’s most recent prospectus (the “Prospectus”);

(7)	Copies of reports made by the Fund to its shareholders.; and

(8)	Copies of any relevant Fund policies or guidelines established by Adviser or Board that relate to the services provided by Sub-adviser hereunder.

Adviser shall furnish Sub-adviser with any further documents, materials or information that Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

VII.	Portfolio Transactions.

A.

Sub-adviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, Sub-adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Sub-adviser with respect to the Portfolio and/or other accounts over which Sub-adviser exercises investment discretion. Sub-adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon reasonable request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will portfolio securities be purchased from or sold to Sub-adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. Consistent with the foregoing, Sub-adviser is hereby authorized to execute, clear and settle transactions for a Portfolio with or through any broker-dealer affiliated with Sub-adviser as Sub-adviser in its sole discretion may determine, and may execute, clear and settle transactions in which the Sub-adviser and its affiliates and personnel have interests, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) compliance with procedures adopted by the Fund pursuant to Rule 17e-1, Rule 10f-3 and Rule 17a-7 under the 1940 Act provided that Adviser has indicated to Sub-Adviser all of its affiliates governed by these procedures, except for affiliates of Sub-Adviser; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act, as amended; and (e) other applicable provisions of law. In all such dealings, Sub-adviser and any of its affiliates shall be authorized and entitled to retain any commissions, remuneration (including fees for clearance and settlement) or profits which may be made in such transactions and shall not be liable to account for the same to the Fund or the Adviser, and Sub-adviser’s fees as set forth in Section IV shall not be abated thereby. The Sub-adviser shall, with respect to transactions subject to Section 11(a) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder (or any similar rule which may be adopted in the future), use its best efforts to provide the Adviser with information annually disclosing commissions, if any, retained by the Sub-adviser’s affiliates in connection with exchange transactions for a Portfolio.

C.

Sub-adviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time and provided to Sub-adviser in writing, Sub-adviser may effectuate agency or other cross transactions (collectively, “Cross Transactions”) under the provisions of Rule 17a-7 of the 1940 Act between the Portfolio and such other account if it deems this to be advantageous. Cross Transactions are inter-account transactions that may be effected by the Sub-adviser or its affiliates acting for both a Portfolio and the counterparty to the transaction. Cross Transactions enable the Sub-adviser to purchase or sell a block of securities for a Portfolio at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. The Sub-adviser believes that such transactions can provide meaningful benefits for its clients. However, the Fund and the Adviser should note that the Sub-adviser has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross Transactions and that the Sub-adviser, or any of its affiliates if acting as broker may receive commissions from both parties to such transactions. The Adviser understands that its authority to the Sub-adviser to execute Cross transactions for a Portfolio is terminable at will without penalty, effective upon receipt by the Sub-adviser of written notice from the Adviser, and that the failure to terminate such authorization will result in its continuation.

D.	On occasions when Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-adviser, Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner Sub-adviser considers to be fair and equitable over time and consistent with its fiduciary obligations to the Fund and to its other clients.

VIII.	Ownership of Records. Sub-adviser shall maintain all books and records required to be maintained by Sub-adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-adviser hereby agrees (A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Sub-adviser may retain copies of such documents.

IX.	Reports and Meetings.

A.	Sub-adviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require, including, without limitation: compliance reporting and certification with respect to:

1.	Affiliated Brokerage Transactions

2.	Affiliated Underwritings

3.	Cross Transactions

4.	Prospectus Compliance

5.	Code of Ethics

6.	Soft Dollar Usage

B.	Sub-adviser shall make available in person to the Board and to Adviser personnel of Sub-adviser as the Board or Adviser may reasonably request to review the investments and the investment program of the Portfolio and the services provided by Sub-adviser hereunder.

X.	Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Sub-adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Sub-adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. Fund and Adviser understand that Sub-adviser, its affiliates and its agents perform investment advisory and management services for various clients. Fund and Adviser agree that Sub-adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Portfolio. Nothing in this Agreement shall be deemed to require Sub-adviser, its principals, affiliates, agents or employees to purchase or sell for the Portfolio any security which it or they may purchase or sell for its or their own account or for the account of any other client.

Adviser understands that the Sub-adviser is part of a worldwide, full-service investment banking, broker-dealer, asset management organization, and as such, the Sub-adviser and its affiliates and their managing directors, directors, officers and employees have multiple interests as more fully disclosed in the Sub-adviser’s Form ADV Part II, as may be amended from time to time.

XI.	Sub-adviser’s Use of the Services of Others. Sub-adviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Sub-adviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Sub-adviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII.	Liability of Sub-adviser; Indemnification. Neither Sub-adviser nor any of its officers, directors, or employees shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio; or (ii) any error of fact or mistake of law contained in any report or data provided by Sub-adviser, except as a result of any error of judgment or fact, mistake of law or loss by the Sub-adviser during the term of this Agreement that constitutes willful misfeasance, bad faith, or negligence on the Sub-adviser’s part in the performance by Sub-adviser of its duties on behalf of the Fund or Portfolio or from reckless disregard by Sub-adviser of the duties of Sub-adviser pursuant to this Agreement.

Without limitation, Sub-adviser shall not be liable for any errors of judgment or fact, mistake of law or loss suffered by the Fund or Portfolio resulting from or in any way arising out of: (i) any act or omission of the Adviser or any of the Fund or Portfolio’s previous advisers, directors or trustees, custodians or other agents that was not based on Sub-adviser’s instruction; (ii) Sub-adviser’s failure to follow any unlawful or unreasonable direction of the Adviser; (iii) force majeure or other events beyond the control of the Sub-Adviser or other causes commonly known as “acts of god”; or (iv) general market conditions unrelated to any violation of this Agreement by the Sub-adviser.

Sub-adviser gives no warranty as to the performance or profitability of the Portfolio or any part thereof, nor any guarantee that the investment objectives, expectations or targets described in this Agreement or the Registration Statement will be achieved, including without limitation, any risk control, risk management or return objectives, expectations or targets. The Portfolio may suffer loss of principal, and income, if any, may fluctuate. The value of Portfolio investments may be affected by a variety of factors, including, but not limited to, economic and political developments, interest rates and issuer-specific events, market conditions, sector positioning, and other factors. The Sub-adviser shall not be responsible for the performance by any person not affiliated with the Sub-adviser of such person’s commercial obligations in executing, completing or satisfying such person’s obligations. The Sub-adviser shall not be responsible for any losses incurred after liquidation or termination of the Portfolio.

Notwithstanding the foregoing, any stated limitations on liability shall not relieve Sub-adviser from any responsibility or liability Sub-adviser may have under state or federal statutes or from responsibility or liability for errors by Sub-Adviser in connection with the execution of trade orders.

Sub-adviser shall indemnify Adviser and its controlling persons and their respective officers, directors and employees and hold them harmless from and against any and all actions, suits or claims whether groundless or meritorious and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Sub-adviser hereunder to the extent such Damages result from willful misfeasance, bad faith, negligence or the reckless disregard of Sub-adviser’s obligations and duties under this Agreement.

Fund and Adviser shall indemnify Sub-adviser and its controlling persons and their respective officers, directors and employees and hold them harmless from and against any and all Damages arising directly or indirectly out of or in connection with the performance of services by Adviser under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result the willful misfeasance, bad faith, negligence or the reckless disregard of Adviser’s obligations under this Agreement or the Advisory Agreement.

XIII.	Representations of Sub-adviser. Sub-adviser represents, warrants, and agrees as follows:

A.	Sub-adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Sub-adviser has adopted a written code of ethics (the “Sub-adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Fund with a copy of the Sub-adviser Code, together with evidence of its adoption. The Sub-adviser certifies that it has adopted procedures reasonably necessary to prevent access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-adviser Code. On a quarterly basis, Sub-adviser will either: (i) certify to Adviser that Sub-adviser and its Access Persons have complied with the Sub-adviser Code with respect to the Portfolio, or (ii) identify any material violations of the Sub-adviser Code which have occurred with respect to the Portfolio. In addition, Sub-adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-adviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-adviser Code.

C.	Sub-adviser has provided Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, its most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser.

XIV.	Representations of the Fund and the Adviser. The Fund and the Adviser each represent, warrant, and agree, with respect to themselves, as follows:

A.	Adviser (i) is registered with the Securities and Exchange Commission under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to seek to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, and (iv) will immediately notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	The Fund and the Adviser each agree that the Sub-Adviser shall have no responsibility or liability arising out of any non-compliance by the Fund or the Adviser with anti-money laundering regulations. The Fund represents and warrants that it has implemented an anti-money laundering program and a customer identification program (“CIP”) that each comply with the requirements of applicable law, including the Bank Secrecy Act and U.S.A. PATRIOT Act of 2001 and the regulations promulgated thereunder, and that the Fund or its designee will perform the requirements of such programs with respect to the investors in the Fund.

C.	The Fund has policies and procedures designed to detect and deter disruptive trading practices, including “market timing”, and the Fund agrees that it will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Fund generally.

XV.	Compliance with Applicable Regulations. In performing its duties hereunder, Sub-adviser shall establish compliance procedures (copies or summaries of which shall upon reasonable request be provided to Adviser, and shall be subject to review and approval by Adviser) reasonably designed to prevent a violation with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder as it relates to the services provided under this Agreement.

XVI.

Use of Marks. It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, and any trade name, trademark, trade device, service mark, symbol or logo associated with those names, are the valuable property of the Sub-adviser or its affiliates and that the Adviser has the right to use to such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Sub-adviser, such approval not to be unreasonably withheld, and only during the term of this Agreement. Notwithstanding the foregoing, the Sub-adviser’s approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Adviser and Sub-Adviser identify materials which they jointly determine do not require the Sub-Adviser’s approval and (iii) used as required to be disclosed in the registration statement of the Fund. Upon termination of this Agreement, the Fund and the Adviser shall forthwith cease to use such name (or derivative or logo). This Section XVI will survive any termination of this Agreement.

XVII.	Term of Agreement. This Agreement shall become effective with respect to the Thrivent Partner Mid Cap Value Portfolio on the Effective Date and, with respect to any additional Portfolio, on the date of receipt by the Adviser of notice from the Sub-adviser in accordance with Section II hereof that the Sub-adviser is willing to serve as Sub-adviser with respect to such Portfolio. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the Thrivent Partner Mid Cap Value Portfolio and, with respect to each additional Portfolio, for two years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the applicable Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Sub-adviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation. Sub-adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XVIII.

 Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on at least 60 days’ prior written notice to Sub-adviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days’ prior written notice to Sub-adviser, without the payment of any penalty; (ii) upon material breach by Sub-adviser of any of the representations and warranties set forth in Paragraph XIII of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Sub-adviser becomes unable to discharge its duties and obligations under this Agreement. Sub-adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its “assignment,” as such term is defined in the 1940 Act, or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XIX.	Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XX.	Notification. Sub-adviser will notify Adviser promptly of any change in the personnel of Sub-adviser with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to Custodian.

XXI.	Miscellaneous.

A.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.	Insurance. Sub-adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Sub-adviser’s business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.	Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.	Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

F.

Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

Attest:	/s/ Marlene J. Nogle	By:	/s/ Randall L. Boushek
Name:	Marlene J. Nogle	Name:	Randall L. Boushek
		Title:	Senior Vice President

THRIVENT SERIES FUND, INC.

Attest:	/s/ Marlene J. Nogle	By:	/s/ Randall L. Boushek
Name:	Marlene J. Nogle	Name:	Randall L. Boushek
		Title:	Treasurer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:	/s/ Lauren Sherry	By:	/s/ Jim McNamara
Name:	Lauren Sherry	Name:	Jim McNamara
		Title:	Managing Director

Schedule I

Dated April 29, 2005

Sub-advisory Fees

Thrivent Partner Mid Cap Value Portfolio

Advisory Fee*	Average Daily Net Assets**
0.50%	$0 - $250 Million
0.45%	Above $250 million

*	Annual Rate

**	Breakpoints for Thrivent Partner Mid Cap Value Portfolio are determined by combining the subadvised assets of Thrivent Partner Mid Cap Value Fund, a series of the Thrivent Mutual Funds.